Exhibit 10.1

DELANCO FEDERAL SAVINGS BANK

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”), made this 3rd day of October, 2017, by and between DELANCO FEDERAL SAVINGS BANK, a federally chartered savings bank (the “Bank”), and JAMES E. IGO (the “Executive”).

WHEREAS, Executive serves in a position of substantial responsibility; and

WHEREAS, the Bank wishes to assure Executive’s services for the term of this Agreement; and

WHEREAS, Executive is willing to serve in the employ of the Bank during the term of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and upon the other terms and conditions provided for in this Agreement, the parties hereby agree as follows:

1.         Employment. The Bank will employ Executive as President and Chief Executive Officer for the term set forth herein. Executive will perform all duties and shall have all powers commonly incident to his positions, or which, consistent with those positions, the Board of Directors of the Bank (the “Board”) delegates to Executive. Executive also agrees to serve, if elected, as an officer and/or director of any subsidiary or affiliate of the Bank and to carry out the duties and responsibilities reasonably appropriate to those offices.

2.          Location and Facilities. The Bank will furnish Executive with the working facilities and staff customary for executive officers with the titles and duties set forth in Section 1 and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Bank, or at such other site or sites customary for such offices.

3.          Term.

a.

The term of this Agreement shall commence on the date of this Agreement (the “Effective Date”) and shall end on the first anniversary of the Effective Date and shall include all extensions of this initial term made pursuant to this Section 3.

b.

Commencing on the first anniversary of the Effective Date and continuing on each anniversary of the Effective Date thereafter, the disinterested members of the Board may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes twelve (12) months, unless Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 19 of this Agreement. The Board will review the Agreement and Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of its meeting. The Board will notify Executive as soon as possible after its annual review whether it has determined to extend the Agreement.

4.           Base Compensation.

a.

For his services as President and Chief Executive Officer, the Bank agrees to pay Executive an annual base salary at the rate of $185,000.00 per year, payable in accordance with customary payroll practices.

b.

During the term of this Agreement, the Board will review the level of Executive’s base salary at least annually, based upon factors deemed relevant, in order to determine Executive’s base salary through the remaining term of the Agreement.

5.          Bonuses. Executive will participate in discretionary bonuses or other incentive compensation programs that the Bank or the Bank may sponsor for or award from time to time to senior management employees.

6.          Benefit Plans. Executive will participate in life insurance, medical, dental, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements that the Bank or may sponsor or maintain for the benefit of their employees.

7.            Vacations and Leave.

a.	Executive may take vacations and other leave in accordance with applicable policy for senior executives, or otherwise as approved by the Board.

b.

In addition to paid vacations and other leave, the Board may grant Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board, in its discretion, may determine.

8.           Expense Payments and Reimbursements. The Bank will reimburse Executive for all reasonable out-of-pocket business expenses incurred in connection with his services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Bank.

9.            Loyalty and Confidentiality.

a.

During the term of this Agreement, Executive will devote all his business time, attention, skill, and efforts to the faithful performance of his duties under this Agreement; provided, however, that from time to time, Executive may serve on the boards of directors of, and hold any other offices or positions in, companies or organizations that will not present any conflict of interest with the Bank or any of its subsidiaries or affiliates, unfavorably affect the performance of Executive’s duties pursuant to this Agreement, or violate any applicable statute or regulation. Executive will not engage in any business or activity contrary to the business affairs or interests of the Bank or any of its subsidiaries or affiliates.

b.

Nothing contained in this Agreement will prevent or limit Executive’s right to invest in the capital stock or other securities or interests of any business dissimilar from that of the Bank, or, solely as a passive, minority investor, in any business.

c.

Executive agrees to maintain the confidentiality of any and all information concerning the operations or financial status of the Bank and its affiliates; the names or addresses of any borrowers, depositors and other customers; any information concerning or obtained from such customers; and any other information concerning the Bank or its affiliates to which he may be exposed during the course of his employment. Executive further agrees that, unless required by law or specifically permitted by the Board in writing, he will not disclose to any person or entity, either during or subsequent to his employment, any of the above-mentioned information which is not generally known to the public, nor will he use the information in any way other than for the benefit of the Bank or its affiliates.

10.        Termination and Termination Pay. Subject to Section 11 of this Agreement, Executive’s employment under this Agreement may be terminated in the following circumstances:

a.

Death. Executive’s employment under this Agreement will terminate upon his death during the term of this Agreement, in which event Executive’s estate will receive the compensation due to Executive through the last day of the calendar month in which his death occurred.

b.	Retirement. This Agreement will terminate upon Executive’s retirement under the retirement benefit plan or plans in which he participates pursuant to Section 6 of this Agreement or otherwise.

c.	Disability.

i.

The Board or Executive may terminate Executive’s employment after having determined Executive has a Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform his duties under this Agreement and results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Bank (or, if no such plans exist, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Board will determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that the Board reasonably believes to be relevant. As a condition to any benefits, the Board may require Executive to submit to physical or mental evaluations and tests as the Board or its medical experts deem reasonably appropriate.

ii.

In the event of his Disability, Executive will no longer be obligated to perform services under this Agreement. Upon Executive’s Disability, the Bank will pay Executive, as Disability pay, an amount equal to one hundred percent (100%) of Executive’s rate of base salary in effect as of the date of his termination of employment due to Disability. The Bank will make Disability payments as base salary continuation in the form of installments in accordance with the Bank’s customary payroll practices for the payment of base salary to executives without interruption following the effective date of Executive’s Disability (whether or not Executive remains employed with the Bank) and ending on the earlier of: (A) the date he returns to full-time employment in the same capacity as he was employed prior to his Disability; (B) his death; (C) his attainment of age 65 or (D) the expiration of the term of this Agreement in effect pursuant to Section 3 hereof on the effective date of Executive’s Disability. The Bank will reduce Disability payments by the amount of any short- or long-term disability benefits payable to Executive under any other disability programs sponsored by the Bank. In addition, during any period of Executive’s Disability, the Bank will continue to provide Executive and his dependents, to the greatest extent possible, with continued coverage under all benefit plans (including, without limitation, retirement plans and medical, dental and life insurance plans) in which Executive and/or his dependents participated prior to his Disability on the same terms as if he remained actively employed by the Bank.

d.	Termination for Cause.

i.

The Board may, by written notice to Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time for “Cause.” Executive shall have no right to receive compensation or other benefits for any period after termination for Cause, except for already vested benefits. Termination for Cause shall mean termination because of, in the good faith determination of the Board, Executive’s:

(1)	Personal dishonesty;

(2)	Incompetence;

(3)	Willful misconduct;

(4)	Breach of fiduciary duty involving personal profit;

(5)	Intentional failure to perform stated duties;

(6)	Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or

(7)	Material breach of any provision of this Agreement.

ii.

Notwithstanding the foregoing, Executive’s termination for Cause will not become effective unless the Bank has delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board, at a meeting of the Board called and held for the purpose of finding that, in the good faith opinion of the Board (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel), Executive was guilty of the conduct described above and specifying the particulars of this conduct.

e.

Voluntary Termination by Executive. In addition to his other rights to terminate employment under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board. Upon Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits through the date of his termination. Following his voluntary termination of employment under this Section 10(e), Executive will be subject to the restrictions set forth in Section 10(h) of this Agreement for a period of one (1) year from his termination date.

f.	Without Cause or With Good Reason.

i.

In addition to termination pursuant to Sections 10(a) through 10(e), the Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”) and Executive may, by written notice to the Board, terminate his employment following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”).

ii.

Subject to Section 11 of this Agreement, in the event of termination of Executive’s employment under this Section 10(f), Executive will, within ten calendar days of the termination of Executive’s employment, receive a lump-sum cash payment equal to his base salary as of his termination date for the remaining term of the Agreement. Executive will also continue to participate in any benefit plans of the Bank that provide medical, dental and life insurance coverage for the remaining term of the Agreement, under terms and conditions no less favorable than the most favorable terms and conditions provided to senior executives during the same period. If the Bank cannot provide such coverage because Executive is no longer an employee, the Bank will provide Executive with comparable coverage on an individual policy basis or the cash equivalent.

iii.

“Good Reason” exists if, without Executive’s express written consent, the Bank materially breaches any of its obligations under this Agreement. Without limitation, such a material breach will occur upon any of the following:

(1)

A material reduction in Executive’s responsibilities or authority in connection with his employment with the Bank (other than a reduction resulting from the change in Executive’s position described in Section 1 of this Agreement);

(2)

A material reduction in base salary contrary to the terms of this Agreement (other than a reduction resulting from the change in Executive’s position described in Sections 1 and 4 of this Agreement), or, following a Change in Control as defined in Section 11 of this Agreement, a material reduction in salary or material reduction in benefits below the amounts Executive was entitled to receive prior to the Change in Control;

(3)

A requirement that Executive relocate his principal business office or his principal place of residence outside of the area consisting of a thirty-five (35) mile radius from the current main office and any branch of the Bank, or the assignment to Executive of duties that would reasonably require such a relocation.

Good Reason shall not exist unless and until Executive provides the Bank with written notice of the events alleged to constitute Good Reason within ninety (90) days of Executive’s knowledge of the occurrence of such events, and the Bank fails to cure such event within thirty (30) days of receipt of such notice, if curable. Executive must terminate his employment within ninety (90) days following the expiration of such cure period for the termination to be on account of Good Reason.

g.

Termination Stemming from Regulatory Intervention. If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(3) and (g)(1)), the Bank’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818 (e)(4) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but the vested rights of each party shall not be affected.

If the Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but the provisions of this paragraph shall not affect any vested rights of the parties hereto.

All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary of the continued operation of the Bank: (i) by the Comptroller of the Currency (the “Comptroller”) or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, or (ii) by the Comptroller or his or her designee, at the time the Comptroller or his or her designee approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Comptroller to be in an unsafe or unsound condition.

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to, and conditioned upon, their compliance with 12 U.S.C. Section 1828(k) and FDIC Regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

The Bank retains the right to demand the return of any severance payment made to Executive under Section 10 or 11 of this Agreement and the value of any benefit provided under Section 12 of this Agreement in the event the Bank obtains information indicating that Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. §359.4(a)(4). In the event the Bank exercises its right to demand the return of any payment made under this Agreement, Executive will return the payments to the Bank within 90 days of receipt of written notice from the Bank that Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. §359.4(a)(4).

h.

Continuing Covenant Not to Compete or Interfere with Relationships. Regardless of anything herein to the contrary, following a termination of employment by the Bank or Executive pursuant to Section 10(e) or 10(g):

i.	Executive’s obligations under Section 9(c) of this Agreement will continue in effect; and

ii.

During the period ending on the first anniversary of such termination, Executive will not serve as an officer, director or employee of any bank holding company, bank, savings association, savings and loan holding company, mortgage company or other financial institution that offers products or services competing with those offered by the Bank or its affiliates from any office within thirty-five (35) miles from the main office or any branch of the Bank or its affiliates and, further, Executive will not interfere with the relationship of the Bank or its affiliates and any of their employees, agents, or representatives.

i.	To the extent Executive is a member of the Board on the date of termination of employment, Executive will resign from the Board immediately following such termination of employment. Executive will be obligated to tender this resignation regardless of the method or manner of termination, and such resignation will not be conditioned upon any event or payment.

11.           Termination in Connection with a Change in Control.

a.	For purposes of this Agreement, a “Change in Control” means any of the following events:

i.

Merger: The Bank merges into or consolidates with another entity, or merges another corporation into the Bank, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Bank immediately before the merger or consolidation;

ii.

Acquisition of Significant Share Ownership: There is filed, or is required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Bank’s voting securities, but this clause (ii) shall not apply to beneficial ownership of Bank voting shares held in a fiduciary capacity by an entity of which the Bank directly or indirectly beneficially owns 50% or more of its outstanding voting securities;

iii.	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv.	Sale of Assets: The Bank sells to a third party all or substantially all of its assets.

b.

Termination. If within the period ending one year after a Change in Control, (i) the Bank terminates Executive’s employment without Cause, or (ii) Executive voluntarily terminates his employment With Good Reason, the Bank will, within ten calendar days of the termination of Executive’s employment, make a lump-sum cash payment to him equal to one times Executive’s current annual base salary. The cash payment made under this Section 11(b) shall be made in lieu of any payment also required under Section 10(f) of this Agreement because of Executive’s termination of employment; however, Executive’s rights under Section 10(f) are not otherwise affected by this Section 11. Following termination of employment, Executive will also continue to participate in any benefit plans of the Bank that provide medical, dental and life insurance coverage upon terms no less favorable than the most favorable terms provided to senior executives. If the Bank cannot provide such coverage because Executive is no longer an employee, the Bank will provide Executive with comparable coverage on an individual basis or the cash equivalent. The medical, dental and life insurance coverage provided under this Section 11(b) shall cease upon the earlier of: (i) Executive’s death; (ii) Executive’s employment by another employer other than one of which he is the majority owner; or (iii) eighteen (18) months after his termination of employment. Notwithstanding the foregoing, in accordance with 12 C.F.R. Part 359, in no event will the value of the cash severance benefits plus the continuation of insurance benefits provided to the Executive under this paragraph (b) exceed twelve months of the Executive’s base salary at the time of his termination of employment.

c.

The provisions of Section 11 and Sections 13 through 25, including the defined terms used in such sections, shall continue in effect until the later of the expiration of this Agreement or one year following a Change in Control.

12.          Indemnification and Liability Insurance.

a.

Indemnification. The Bank agrees to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related to this indemnification, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities that Executive reasonably incurs in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his service as an officer or director of the Bank or any of its subsidiaries or affiliates (whether or not he continues to be an officer or director at the time of incurring any such expenses or liabilities). Covered expenses and liabilities include, but are not limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, subject to Board approval, if the action is brought against Executive in his capacity as an officer or director of the Bank or any of its subsidiaries or affiliates. Indemnification for expenses will not extend to matters related to Executive’s termination for Cause. Notwithstanding anything in this Section 12(a) to the contrary, the Bank will not be required to provide indemnification prohibited by applicable law or regulation. The obligations of this Section 12 will survive the term of this Agreement by a period of six (6) years.

b.

Insurance. During the period for which the Bank must indemnify Executive, the Bank will provide Executive (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy, at the Bank’s expense, that is at least equivalent to the coverage provided to directors and senior executives of the Bank.

13.          Reimbursement of Executive’s Expenses to Enforce this Agreement. The Bank will reimburse Executive for all out-of-pocket expenses, including, without limitation, reasonable attorneys’ fees, incurred by Executive in connection with his successful enforcement of the Bank’s obligations under this Agreement. Successful enforcement means the grant of an award of money or the requirement that the Bank take some specified action: (i) as a result of court order; or (ii) otherwise following an initial failure of the Bank to pay money or take action promptly following receipt of a written demand from Executive stating the reason that the Bank must make payment or take action under this Agreement.

14.          Limitation of Benefits Under Certain Circumstances. If the payments and benefits pursuant to Section 11 of this Agreement, either alone or together with other payments and benefits Executive has the right to receive from the Bank, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits pursuant to Section 11 shall be reduced or revised, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 11 being non-deductible to the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The Bank’s independent public accountants will determine any reduction in the payments and benefits to be made pursuant to Section 11; the Bank will pay for the accountant’s opinion. If the Bank and/or Executive do not agree with the accountant’s opinion, the Bank will pay to Executive the maximum amount of payments and benefits pursuant to Section 11, as selected by Executive, that the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible to the Bank and subject to the excise tax imposed under Section 4999 of the Code. The Bank may also request, and Executive has the right to demand that the Bank request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 11 have such tax consequences. The Bank will promptly prepare and file the request for a ruling from the IRS, but in no event will the Bank make this filing later than thirty (30) days from the date of the accountant’s opinion referred to above. The request will be subject to Executive’s approval prior to filing; Executive shall not unreasonably withhold his approval. The Bank and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment other than pursuant to Section 11 hereof, or a reduction in the payments and benefits specified in Section 11, below zero.

15.           Application of Section 409A.

a.

This Agreement shall at all times be interpreted and operated in compliance with Section 409A of the Code (“Section 409A”). The parties intend that the payments and benefits under this Agreement will qualify for any available exceptions from coverage under Section 409A and this Agreement shall be interpreted accordingly. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary, (i) with respect to any payments and benefits under this Agreement to which Section 409A applies, all references in this Agreement to termination of Executive’s employment are intended to mean Executive’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i), (ii) each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, (iii) each such payment that is made within 2-1/2 months following the end of the calendar year that contains the date of Executive’s employment termination is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A, (iv) each such payment that does not qualify for exemption as a short-term deferral is intended to be exempt under the two-times pay exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation, and (v) each payment that does not qualify for exemption as a short-term deferral or under the two-times pay exception shall be subject to delay (if necessary) as provided for “specified employees” below.

b.

If Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of employment , then to the extent necessary to avoid subjecting Executive to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following Executive’s termination of employment shall not be paid to Executive during such period, but shall instead be accumulated and paid to Executive (or, in the event of Executive’s death, to Executive’s estate) in a lump sum on the first business day after the earlier of the date that is six months following Executive’s separation from service or the date of Executive’s death.

c.

To the extent any reimbursements or in-kind benefits due to Executive under this Agreement are subject to Section 409A, (i) the expenses must be incurred during the term of this Agreement; (ii) the expenses eligible for reimbursement or the in-kind benefits provided in any given calendar year will not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense must be made no later than the last day of calendar year following the calendar year in which the expense was incurred; and (iv) the right to reimbursements or in-kind benefits cannot be liquidated or exchanged for any other benefit.

d.

Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with Section 409A from Executive or any other individual to the Bank or any of their affiliates.

16.          Injunctive Relief. Upon a breach or threatened breach of Section 10(g) of this Agreement or the prohibitions upon disclosure contained in Section 9(c) of this Agreement, the parties agree that there is no adequate remedy at law for such breach, and the Bank shall be entitled to injunctive relief restraining Executive from such breach or threatened breach, but such relief shall not be the exclusive remedy for a breach of this Agreement. The parties further agree that Executive, without limitation, may seek injunctive relief to enforce the obligations of the Bank under this Agreement.

17.          Successors and Assigns.

a.

This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Bank.

b.

Since the Bank is contracting for the unique and personal skills of Executive, Executive shall not assign or delegate his rights or duties under this Agreement without first obtaining the written consent of the Bank.

18.        No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

19.         Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Bank at its principal business office and to Executive at his home address as maintained in the records of the Bank.

20.         No Plan Created by this Agreement. Executive and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act of 1974 (“ERISA”) or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that an ERISA plan was created by this Agreement shall be deemed a material breach of this Agreement by the party making the assertion.

21.         Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

22.         Applicable Law. Except to the extent preempted by federal law, the laws of the State of New Jersey shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

23.        Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any one provision shall not affect the validity or enforceability of the other provisions of this Agreement.

24.         Headings. Headings contained in this Agreement are for convenience of reference only.

25.        Entire Agreement. This Agreement, together with any modifications subsequently agreed to in writing by the parties, shall constitute the entire agreement among the parties with respect to the foregoing subject matter, other than written agreements applicable to specific plans, programs or arrangements described in Sections 5 and 6.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ATTEST:	DELANCO FEDERAL SAVINGS BANK

/s/ Wendy E. Cruise	By:	/s/ Thomas J. Coleman
Witness		For the Entire Board of Directors

WITNESS:	EXECUTIVE

/s/ Mary A. Bonnette	By:	/s/ James E. Igo
James E. Igo